EXHIBIT 99.1

PRESS RELEASE

WASTE SERVICES, INC. TO EXPAND ITS TAMPA, FLORIDA OPERATIONS
BY ACQUIRING A LANDFILL, TWO TRANSFER STATIONS AND A
COLLECTION COMPANY FOR $38.5 MILLION
BURLINGTON, Ontario, February 6, 2006 / PRNewswire-FirstCall/ – Waste Services, Inc. (Nasdaq: WSII) announced today that it has signed definitive agreements to acquire Liberty Waste, LLC and Sun Country Materials, LLC to expand its operations in the Tampa, Florida market. Liberty Waste is a collection operation based in Tampa with two transfer stations located in Tampa and Clearwater. The transfer stations are both permitted to accept construction and demolition and Class III waste volumes. Sun Country Materials owns a construction and demolition landfill located in Hillsborough County, Florida that is currently seeking an expansion permit. These acquisitions will complement Waste Services’ existing operations in the Tampa market. In addition, the combined collection operations of Waste Services and Liberty Waste will be able to internalize construction and demolition waste volumes into the acquired landfill.
The purchase price for the two businesses is $38.5 million, consisting of $13 million in cash, $19 million in shares of Waste Services common stock and $6.5 million of previous cash deposits. The transactions are both subject to certain customary closing conditions, with the landfill acquisition also subject to the receipt of the expansion permit.
David Sutherland-Yoest, Chairman and Chief Executive Officer of Waste Services, stated “We are pleased to announce the acquisition of Liberty Waste and Sun Country Materials, which will strengthen our presence in the Tampa, Florida market, allow us to become vertically integrated in a market where we had not been previously, and provide attractive returns on invested capital for our shareholders.”
Chris Valerian, President of Liberty Waste and Sun Country Materials, stated “We look forward to working with our new partner, Waste Services, to grow our combined business in the Tampa market.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Mark A. Pytosh, Executive Vice President and Chief Financial Officer
Waste Services, Inc.
561-237-3420